Exhibit 5.1

[LETTERHEAD OF NASCHITZ, BRANDES & CO.]

Tel-Aviv, February 28, 2007

RRSat Global Communications Network Ltd.
4 Hagoren Street
Industrial Park, Omer 84965
Israel

Ladies and Gentlemen:

        RRSat Global Communications Network Ltd., a company organized under the laws of the State of Israel (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), (i) 441,000 of its Ordinary Shares, par value NIS 0.01 per share (the “Plan Shares”), issuable under the RRSat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan (the “Plan”), and (ii) 233,100 of its Ordinary Shares, par value NIS 0.01 per share (the “Additional Shares”), issuable upon the exercise of options granted pursuant to the Services Agreement, dated March 15, 2006, between the Company and Datacom Communications L.R. Ltd. (the “Services Agreement”).

        As special Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion. Upon the basis of such examination, we are of the opinion that:

        1.     When the Plan Shares are issued and sold pursuant to the terms of the Plan and in accordance with the Registration Statement, the Plan Shares will be legally and validly issued, fully paid and non-assessable.

        2.     When the Additional Shares are issued and sold pursuant to the terms of the Services Agreement and in accordance with the Registration Statement, the Additional Shares will be legally and validly issued, fully paid and non-assessable.

        The opinion expressed herein is limited to Israeli law, and we not express any opinion as to the laws of any other jurisdiction.

        We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/S/ NASCHITZ, BRANDES & CO.
Naschitz, Brandes & Co.